Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

November 1, 2013

CONTACT:

Luis Massiani, EVP & Chief Financial Officer

845.369.8040

PROVIDENT NEW YORK BANCORP COMPLETES MERGER WITH STERLING BANCORP

Newly Branded Sterling National Bank Creates High-Performing Organization Focused on Delivering Service Excellence to Clients in the Greater New York Market

Montebello, NY — November 1, 2013 — Provident New York Bancorp announced today the completion of its previously announced acquisition of Sterling Bancorp, which became effective after the close of business on October 31, 2013.  The combined company, known as Sterling Bancorp, will trade on the New York Stock Exchange under the new ticker symbol “STL”. With assets of nearly $7 billion, the company will specialize in serving small-to-middle market commercial and consumer clients across the greater New York metropolitan area. In connection with the acquisition, Sterling National Bank merged with Provident Bank. Provident Bank has converted to a national bank charter and has adopted the Sterling National Bank name.

“By adding Sterling’s highly complementary product sets to Provident’s heritage of  team-based delivery, we can now offer the communities we serve a broader range of financial solutions and a commitment to go above and beyond to meet their needs,” said Jack L. Kopnisky, President and CEO of Sterling National Bank. “This acquisition allows us to leverage the strengths of both organizations and create a stronger bank that is poised for growth.”

Under the terms of the merger agreement, shareholders of Sterling Bancorp prior to the merger will receive a fixed exchange ratio of 1.2625 shares of the new company’s common stock for each share of Sterling Bancorp common stock, with cash to be paid in lieu of any fractional shares.  Each option to purchase shares of Sterling Bancorp common stock granted by Sterling prior to the merger was converted into an option to purchase shares of the new company’s common stock, subject to adjustment of the exercise price and the number of shares issuable upon exercise of the option based on the 1.2625 exchange ratio.  Sterling Bancorp shareholders will receive information shortly on how to exchange their Sterling Bancorp shares for shares of the merged company. Provident branches will begin operating under the Sterling National Bank brand on November 1.

The Sterling National Bank leadership team draws on senior management from both organizations. Mr. Kopnisky is CEO and President of the combined company, while Louis J. Cappelli, formerly Sterling Bancorp’s chairman and CEO, will serve as the Chairman of the Board. Luis Massiani will serve as Chief Financial Officer and Rodney Whitwell as Chief Operating Officer and Chief Risk Officer.

Team-based sales delivery is focused geographically under the leadership of Jim Peoples, as President of Regional Banking, with David Bagatelle as President of NY Metro Markets, Michael Bizenov as President of Consumer Banking, and Vinny DeLucia as President of North and Central

400 Rella Boulevard | Montebello, NY 10901

845-369-8040 PHONE | snb.com

NY Markets. Howard Applebaum will lead commercial lending units as President of Commercial Finance.

Rounding out the executive team is Dale Fredston, General Counsel; Wayne Miller, Chief Credit Officer; and Jean Strella, Chief Human Capital Officer.

The board of directors of the combined company is comprised of seven former Provident directors and six former Sterling directors.  In addition to Mr. Kopnisky and Mr. Cappelli, the board of directors will include former Provident directors James F. Deutsch, Navy E. Djonovic, William F. Helmer, Thomas G. Kahn, Richard O’Toole and Burt Steinberg, as well as former Sterling directors Robert Abrams, Fernando Ferrer, James B. Klein, Robert W. Lazar and John C. Millman.

“This combination gives our clients an even greater choice of financial solutions, while increasing our footprint within the New York metropolitan area. It also sets the stage for strong growth and shareholder value creation,” said Mr. Cappelli.

About Sterling Bancorp

Sterling Bancorp is the holding company for Sterling National Bank, a financial services firm that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City area through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit www.snb.com.

Forward-Looking Statements

The information presented herein contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Provident New York Bancorp and Sterling Bancorp’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Provident and Sterling, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Provident’s and Sterling’s reports filed with the Securities and Exchange Commission, the following factors among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating the Provident and Sterling businesses or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the transaction of the companies’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.